     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2000



                                                      REGISTRATION NO. 333-32584

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            GENOMETRIX INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               8731                              76-0634223
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                           2700 RESEARCH FOREST DRIVE
                            THE WOODLANDS, TX 77381
                                 (281) 465-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MITCHELL D. EGGERS
                            CHIEF EXECUTIVE OFFICER
                             CHAIRMAN OF THE BOARD
                            GENOMETRIX INCORPORATED
                           2700 RESEARCH FOREST DRIVE
                            THE WOODLANDS, TX 77381
                                 (281) 465-5000
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

           STANFORD N. GOLDMAN, JR., ESQ.                           JUSTIN P. MORREALE, ESQ.
              WILLIAM T. WHELAN, ESQ.                                GERALD J. KEHOE, ESQ.
            MINTZ, LEVIN, COHN, FERRIS,                                 BINGHAM DANA LLP
              GLOVSKY AND POPEO, P.C.                                  150 FEDERAL STREET
                ONE FINANCIAL CENTER                                    BOSTON, MA 02110
                  BOSTON, MA 02111                                       (617) 951-8000
                   (617) 542-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Amendment No. 2 to Form S-1 (File No. 333-32584) of Genometrix Incorporated is filed solely to file the exhibits listed in Item 16 and the
Exhibit Index.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee........................................  $31,680
Nasdaq National Market Listing Fee..........................  $95,000
NASD Filing Fee.............................................  $12,500
Printing and Engraving Fees.................................        *
Legal Fees and Expenses.....................................        *
Accounting Fees and Expenses................................        *
Blue Sky Fees and Expenses..................................   10,000
Transfer Agent and Registrar Fees...........................   10,000
Miscellaneous...............................................   20,000
                                                              -------
  Total.....................................................  $
                                                              =======

---------------
* to be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Genometrix, or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our By-Laws provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our By-Laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

     - from any breach of the director's duty of loyalty to us or our stockholders;

     - from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -     under Section 174 of the Delaware General Corporation Law; and

     - from any transaction from which the director derived an improper personal benefit.

     We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Genometrix, our directors and officers who sign the Registration Statement and persons who control Genometrix, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act.

  (a) Issuances of Capital Stock and Warrants

     The sale and issuance of the securities described in paragraphs (1) through
(21) below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder and the issuances in paragraph (22) were deemed exempt pursuant to Rule 701 under the Securities Act. Items (1) through (10) have been adjusted for a 10 for 1 stock split of our common stock on May 25, 1998.

           (1) On August 29, 1997, we sold a total of 398,680 shares of Series A Convertible Preferred Stock and issued warrants to purchase 79,730 shares of our common stock at an exercise price of $1.50 per share to eleven purchasers for an aggregate consideration of $598,020.

           (2) On August 29, 1997, we issued two warrants to purchase a total of 84,000 shares of Series A Convertible Preferred Stock at an exercise price of $1.50 per share to two persons in consideration for conversion of outstanding notes issued by us pursuant to a Note and Warrant Purchase Agreement dated July 6, 1994 and which expired in July 1999.

           (3) On August 29, 1997, we issued four warrants to purchase a total of 71,540 shares of our common stock at an exercise price of $1.50 per share to two persons in consideration for conversion of outstanding notes issued by us pursuant to a Note and Warrant Purchase Agreement dated July 6, 1994 of which 16,800 warrants expired in July 1999.

           (4) On August 29, 1997, we issued a total of 273,710 shares of Series A Convertible Preferred Stock to two persons in consideration for conversion outstanding notes issued by us pursuant to a Note and Warrant Purchase Agreement dated July 6, 1994.

           (5) On August 29, 1997, we issued 398,220 shares of our Series A Convertible Preferred Stock to one person in consideration for conversion of outstanding notes issued by us pursuant to a Note Purchase Agreement dated May 17, 1995.

           (6) On August 29, 1997, we issued one warrant to purchase 79,640 shares of our common stock at an exercise price of $1.50 per share to one person in consideration for conversion of outstanding notes issued by us pursuant to a Note Purchase Agreement dated May 17, 1995.

           (7) On August 29, 1997, we issued a warrant to purchase 19,930 shares of our common stock at an exercise price of $1.50 per share to one person as compensation for services under an Investment Agreement dated August 29, 1997.

           (8) On March 26, 1998, we sold a total of 509,430 shares of our Series B Convertible Preferred Stock to 28 purchasers for an aggregate consideration of $1,120,746.

           (9) On March 26, 1998, we issued a total of 7,010 shares of our Series B Convertible Preferred Stock to two persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (10) On March 26, 1998, we issued warrants to purchase a total of 26,210 shares of our common stock at an exercise price of $2.20 per share to three persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (11) On September 3, 1998, we sold 1,129,247 shares of our Series C Convertible Preferred Stock to forty-one purchasers for an aggregate consideration of $2,665,023.

          (12) On September 3, 1998, we issued a total of 44,564 shares of our Series C Convertible Preferred Stock to two persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (13) On September 3, 1998, we issued warrants for a total of 31,141 shares of our common stock at an exercise price of $2.36 per share to two persons as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (14) On December 28, 1998, we sold 706,714 shares of our Series D Convertible Preferred Stock to one purchaser for an aggregate consideration of $2,000,000.

          (15) On July 6, 1999, we sold 1,666,667 shares of our Series E Convertible Preferred Stock to one purchaser for an aggregate consideration of $5,000,000.

          (16) On August 31, 1999, we sold a total of 1,481,670 shares our Series F Convertible Preferred Stock and issued warrants to purchase a total of 296,334 shares of our common stock at an exercise price of $3.00 per share to twelve purchasers for an aggregate consideration of $4,445,010.

          (17) On August 31, 1999 we issued warrants to purchase a total of 70,000 shares of our common stock at an exercise price of $3.00 per share to one person as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (18) On August 31, 1999, we issued 16,667 shares of our Series F Convertible Preferred Stock to one person as compensation for services under an Amended and Restated Financial Advisory Agreement dated January 16, 1998.

          (19) On December 29, 1999, we sold a total of 597,000 shares our Series F Convertible Preferred Stock and issued warrants to purchase a total of 119,400 shares of our common stock to fourteen purchasers for an aggregate consideration of $1,791,000.

          (20) On January 13, 2000 we sold 1,000,000 shares of our Series E Convertible Preferred Stock to one purchaser for an aggregate consideration of $3,000,000.

          (21) On January 31, 2000, we sold a total of 712,095 shares of our Series F Convertible Preferred Stock and issued warrants to purchase a total of 142,419 shares of our common stock at an exercise price of $3.00 per share to twenty-five purchasers for an aggregate consideration of $2,136,285.

          (22) The following table sets forth information regarding grants of stock options under the 1994 Stock Plan:

                                                        NUMBER OF         RANGE OF
DATES                                                    SHARES       EXERCISE PRICES
-----                                                   ---------    ------------------
October 1, 1996 through September 30, 1997............  1,212,000      $         .01
October 1, 1997 through September 30, 1998............  2,625,000      $         .50
October 1, 1998 through September 30, 1999............    646,900      $2.36 - $3.00

  (b) Certain Grants and Exercises of Stock Options

     The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

     Pursuant to our 1994 Stock Plan, as of March 10, 2000 we have issued options to purchase an aggregate of 8,346,380 shares of common stock. Of these options:

     - options to purchase 590,334 shares of common stock have been canceled or lapsed without being exercised;

     - options to purchase 3,568,583 shares of common stock have been exercised; and

     - options to purchase a total of 4,187,463 shares of common stock are currently outstanding, at a weighted average exercise price of $1.95 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  *1.1    Form of Underwriting Agreement
  +3.1    Certificate of Incorporation of the Registrant
   3.2    Amended and Restated Certificate of Incorporation of the
          Registrant to be effective upon completion of this offering
  +3.3    By-Laws of the Registrant
   3.4    Amended and Restated By-Laws of the Registrant to be
          effective upon completion of this offering
  *4.1    Form of Common Stock Certificate
  +4.2    Form of Warrant issued pursuant to a Note and Warrant
          Purchase Agreement dated January 24, 1996 and list of
          holders
  *5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of securities being
          registered
 +10.1    The Registrant's 1994 Stock Plan
 +10.2    The Registrant's 2000 Employee, Director and Consultant
          Stock Option Plan
+-10.3    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated May 27,1994
+-10.4    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated April 1, 1996
+-10.5    Exclusive License Agreement between the Registrant and
          Baylor College of Medicine dated May 31, 1998

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
+-10.6    License Agreement between the Registrant and Xenometrix,
          Inc. dated August 27, 1999
+-10.7    License and Option Agreement between the Registrant and
          Motorola, Inc. dated December 28, 1998
+-10.8    License and Research Agreement between the Registrant and
          Motorola, Inc. dated July 6, 1999
 -10.9    Genomic Services Agreement between the Registrant and the
          Procter and Gamble Company dated March 3, 2000
 +10.10   First Amended and Restated Registration Rights Agreement
          between the Registrant and Motorola, Inc. dated July 6, 1999
 +10.11   Amended and Restated Registration Rights Agreement among the
          Registrant, Investors and list of additional signatories
          dated September 3, 1998
 +10.12   Note and Warrant Purchase Agreement between the Registrant and Palmetto Partners, Ltd. dated January 24, 1996
 +10.13   Note and Warrant Purchase Agreement between the Registrant and Donald and Dianne Kendall dated January 24, 1996
 +10.14   Lease Agreement between the Registrant and Technology Center
          I Building dated September 17, 1999
 -10.15   First Amendment to the License and Research Agreement
          between the Registrant and Motorola, Inc. dated March 20,
          2000
  10.16   Common Stock Purchase Agreement between the Registrant and
          Motorola, Inc. dated March 27, 2000
  23.1    Consent of PricewaterhouseCoopers LLP
 *23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (see Exhibit 5.1)
 +23.3    Consent of Fish & Richardson P.C.
 +23.4    Consent of Robert H. Ellis
 +23.5    Consent of Michael Hogan
 +23.6    Consent of J. Evans Attwell
  24.1    Powers of Attorney (See page II-6)
 *27.1    Financial Data Schedule


---------------
* To be filed by amendment.

- Portions of this Exhibit have been omitted and filed separately with the Commission pending a request for confidential treatment.


+     Previously filed with the SEC.


(b) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under

Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas on April 19, 2000.


                                          GENOMETRIX INCORPORATED

                                          By:    /s/ MITCHELL D. EGGERS
                                            ------------------------------------
                                              Mitchell D. Eggers
                                              Chief Executive Officer, Director
                                              and
                                              Chairman of the Board

                               POWER OF ATTORNEY

     We the undersigned officers and directors of Genometrix Incorporated, hereby severally constitute and appoint Mitchell D. Eggers and Robert H. Ellis, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.


                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
              /s/ MITCHELL D. EGGERS                 Chief Executive Officer and          April 19, 2000
---------------------------------------------------    Director (principal executive
                Mitchell D. Eggers                     officer)

                /s/ ROBERT H. ELLIS                  President                            April 19, 2000
---------------------------------------------------
                  Robert H. Ellis

                /s/ DAVID E. JORDEN                  Vice President and Chief Financial   April 19, 2000
---------------------------------------------------    Officer (principal financial and
                  David E. Jorden                      accounting officer)

*                                                    Director                             April 19, 2000
---------------------------------------------------
C. Thomas Caskey

                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----
*                                                    Director                             April 19, 2000
---------------------------------------------------
Nicholas J. Naclerio

*                                                    Director                             April 19, 2000
---------------------------------------------------
Bruce Peacock



* By executing his name hereto on April 19, 2000, Mitchell D. Eggers is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



  By:    /s/ MITCHELL D. EGGERS

     ---------------------------------

            Mitchell D. Eggers


             Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  *1.1    Form of Underwriting Agreement
  +3.1    Certificate of Incorporation of the Registrant
   3.2    Amended and Restated Certificate of Incorporation of the
          Registrant to be effective upon completion of this offering
  +3.3    By-Laws of the Registrant
   3.4    Amended and Restated By-Laws of the Registrant to be
          effective upon completion of this offering
  *4.1    Form of Common Stock Certificate
  +4.2    Form of Warrant issued pursuant to a Note and Warrant
          Purchase Agreement dated January 24, 1996 and list of
          holders
  *5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of securities being
          registered
 +10.1    The Registrant's 1994 Stock Plan
 +10.2    The Registrant's 2000 Employee, Director and Consultant
          Stock Option Plan
+-10.3    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated May 27,1994
+-10.4    Patent License Agreement between the Registrant and
          Massachusetts Institute of Technology dated April 1, 1996
+-10.5    Exclusive License Agreement between the Registrant and
          Baylor College of Medicine dated May 31, 1998
+-10.6    License Agreement between the Registrant and Xenometrix,
          Inc. dated August 27, 1999
+-10.7    License and Option Agreement between the Registrant and
          Motorola, Inc. dated December 28, 1998
+-10.8    License and Research Agreement between the Registrant and
          Motorola, Inc. dated July 6, 1999
 -10.9    Genomic Services Agreement between the Registrant and the
          Procter and Gamble Company dated March 3, 2000
 +10.10   First Amended and Restated Registration Rights Agreement
          between the Registrant and Motorola, Inc. dated July 6, 1999
 +10.11   Amended and Restated Registration Rights Agreement among the
          Registrant and Investors dated September 3, 1998
 +10.12   Note and Warrant Purchase Agreement between the Registrant and Palmetto Partners, Ltd. dated January 24, 1996
 +10.13   Note and Warrant Purchase Agreement between the Registrant and Donald and Dianne Kendall dated January 24, 1996
 +10.14   Lease Agreement between the Registrant and Technology Center
          I Building dated September 17, 1999
 -10.15   First Amendment to the License and Research Agreement
          between the Registrant and Motorola, Inc. dated March 20,
          2000
  10.16   Common Stock Purchase Agreement between the Registrant and
          Motorola, Inc. dated March 27, 2000
  23.1    Consent of PricewaterhouseCoopers LLP
 *23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (see Exhibit 5.1)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 +23.3    Consent of Fish & Richardson P.C.
 +23.4    Consent of Robert H. Ellis
 +23.5    Consent of Michael Hogan
 +23.6    Consent of J. Evans Attwell
  24.1    Powers of Attorney (See page II-6)
 *27.1    Financial Data Schedule


---------------
* To be filed by amendment.

- Portions of this Exhibit have been omitted and filed separately with the Commission pending a request for confidential treatment.


+     Previously filed with the SEC.